SUB-ITEM 77C


The shareholders of MFS Mid Cap Value Fund (the Fund), a series of MFS Series Trust XI, held a special meeting of shareholders on February 15, 2008. Shareholders represented in person or by proxy voted as follows:

Proposal 1: To approve an amendment to the current Master Distribution Plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, with respect to Class R1 Shares of the Fund.

----------------------  -----------------   ---------------- ---------------
MFS Mid Cap Value Fund   Number of Dollars  % of Outstanding   % of Dollars
                                                  Dollars         Voted
---------------------   ----------------     --------------- ----------------
---------------------   ----------------      --------------- ----------------
Affirmative              $946,495.26                 63.410%          90.096%
------------------------ ----------------      -----------------  -------------
------------------------ ----------------      -----------------  -------------
Against                       $0.00                  0.000%            0.000%
----------------------- ---------------- ----------------------- --------------
----------------------- ---------------- ----------------------- --------------
Abstain                  $104,047.47                 6.971%           9.904%
---------------------- ----------------- ----------------------- -------------
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TOTAL
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